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                                                                EXHIBIT 23.6

                  CONSENT OF INDEPENDENT AUDITORS


To the Stockholders and Directors of
American Family Holdings, Inc.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form SB-2 of our report dated February 24, 1998, relating to the financial statement of American Family Holdings, Inc., as of December 31, 1997; and our reports dated February 24, 1998 relating to the financial statements of the Oceanside Program, the Yosemite/Ahwahnee Programs, the Mori Point Program and the Sacramento/Delta Greens Program for each of the two years in the period ended December 31, 1997, which are contained in that Prospectus.

We also consent to the reference to us under the caption "Experts" in the Prospectus


                                        BDO Seidman, LLP

                                        /s/ BDO Seidman, LLP

Los Angeles, California
May 11, 1998